Exhibit 1



                     AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 2, 1999 (the "Reorganization Agreement"), between The Yankee Candle Company, Inc., a Massachusetts corporation (the "Company"), and Yankee Candle Holdings Corp., a Delaware corporation ("Holdings").

          WHEREAS, the Boards of Directors of each of the Company and Holdings have determined that it is in the best interests of their respective organizations that the Company and Holdings enter into an exchange whereby the Company would issue shares of Common Stock (as defined below) in exchange for the assets of Holdings on the terms and conditions set forth herein (the "Exchange");

          WHEREAS, in connection with the Exchange, the Company will cancel its existing no par value common stock and authorize new common stock, par value $.01 per share, of the Company ("Common Stock"); and

          WHEREAS, the Company and Holdings desire to adopt this Reorganization Agreement as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended;

          NOW THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Reorganization Agreement and the covenants, agreements and promises hereinafter set forth, the parties hereto agree as follows:

          1. The Exchange. On the business day immediately preceding the day of the closing of the initial public offering (the "Offering") of Common Stock registered under the Securities Act of 1933, as amended (the "Effective Date"), on the terms and conditions set forth herein, Holdings shall sell, transfer, convey and deliver to the Company all of its right, title and interest in and to all of its properties and business as a going concern and goodwill and assets of every kind, nature and description, as the same may exist as of the Effective Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements (collectively, the "Assets"), including, without limitation, the following:

               (i) Certificates representing 449.9782 shares of common stock, no par value, of the Company, duly endorsed in blank or with stock powers attached;

               (ii) All cash, including cash deposits and cash collateral, and other cash equivalents; and

               (iii) All books, records, files and data, in each case
                     however evidenced (including, without limitation, by computer disk or tape);

in exchange for (i) 43,545,479 newly issued, fully paid and non-assessable shares of Common Stock and (ii) the issuance of options to purchase 554,521 shares of Common Stock to persons with outstanding options to purchase Holdings stock pursuant to the Holdings Employee Stock Option Plan or director option agreements, in exchange for the cancellation of such options. The options to purchase Common Stock shall have the same intrinsic value as the cancelled options. In connection with the Exchange, Holdings shall retain all of its liabilities and no such liabilities shall be transferred to, assumed by or otherwise become liabilities of, the Company.

          2. Restated Articles of Incorporation. In connection with the Exchange, the Company will amend and restate its Articles of Organization to authorize 300,000,000 shares of Common Stock, and 100,000,000 shares of preferred stock, par value $.01 per share, of the Company.

          3. Kittredge Shares. Simultaneously with the execution of this Reorganization Agreement, the Company is entering into an agreement with Michael Kittredge (the "Kittredge Agreement", attached hereto as Exhibit A) pursuant to which Michael Kittredge will exchange his 49.9976 shares of common stock, no par value, of the Company for 4,900,000 shares of Common Stock, simultaneously with the Exchange.

          4. Dissolution of Holdings. Immediately following the Exchange, and as part of this Reorganization Agreement, Holdings shall dissolve in accordance with Section 275 of the Delaware General Corporation Law. Upon such dissolution, Holdings shall liquidate by distributing all of its assets to its stockholders pursuant to a plan of dissolution and liquidation (the "Plan of Dissolution", attached hereto as Exhibit B).

          5. Termination. Notwithstanding approval and adoption of this Reorganization Agreement by the stockholders of each of Holdings and the Company, this Reorganization Agreement may be terminated, and the Exchange abandoned, at any time prior to the Effective Date by mutual written consent of the parties hereto.

          6. Entire Agreement. This Reorganization Agreement, the Kittredge Agreement and the Plan of Dissolution contain the entire agreement of the parties with respect to the transactions contemplated hereby.

          7. Modifications. No amendment or modification of this Reorganization Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

          8. Governing Law. This Reorganization Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of laws.

          9. Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall for all purposes be an original and all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Reorganization Agreement as of the date first above written.


                                    THE YANKEE CANDLE COMPANY, INC.


                                    By: /s/ Michael D. Parry
                                       ------------------------------------
                                    Name:  Michael D. Parry
                                    Title: President and Chief Executive
                                           Officer



                                    YANKEE CANDLE HOLDINGS CORP.


                                    By: /s/ Sandra J. Horbach
                                       ------------------------------------
                                    Name:  Sandra J. Horbach
                                    Title: President

                                                      Exhibit A to
                                                      Reorganization Agreement

                          SHARE EXCHANGE AGREEMENT

          SHARE EXCHANGE AGREEMENT, dated as of July 2, 1999 (the
"Agreement"), by and between The Yankee Candle Company, Inc., a
Massachusetts corporation (the "Company"), and Michael J. Kittredge
("Kittredge").

          WHEREAS, in connection with the initial public offering of the Company's securities (the "Offering"), the Company and Yankee Candle Holdings Corp., a Delaware corporation ("Holdings"), have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of the date hereof, providing for the issuance by the Company of shares of new common stock, par value $.01 per share ("New Common Stock"), of the Company to Holdings, in exchange for the transfer by Holdings of all of its assets, including, without limitation, its existing shares of common stock, no par value, of the Company ("Existing Common Stock");

          WHEREAS, Kittredge is the owner of 49.9976 shares of Existing Common Stock; and

          WHEREAS, to carry out the intent of the Reorganization Agreement, the parties hereto deem it desirable that Kittredge exchange his shares of Existing Common Stock for shares of New Common Stock on the terms and subject to the conditions set forth herein;

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. The Kittredge Exchange. On the business day immediately preceding the day of the closing of the Offering (the "Effective Date"), on the terms and conditions set forth herein, Kittredge shall sell, transfer, convey and deliver certificates representing his 49.9976 shares of Existing Common Stock, duly endorsed in blank or with stock powers attached, to the Company in exchange for certificates representing 4,900,000 newly issued, fully paid and non-assessable shares of New Common Stock (the "Kittredge Exchange"). Kittredge represents and warrants to the Company that his shares of Existing Common Stock are on the date hereof, and will be on the Effective Date, free of all liens, claims and encumbrances except those created pursuant to agreements to which the Company is a party.

          2. Termination. This Agreement shall automatically terminate, and the Kittredge Exchange shall automatically be abandoned, upon the termination of the Reorganization Agreement. This Agreement may not otherwise be terminated without the written consent of the parties hereto and Holdings.

          3. Third Party Beneficiary. This Agreement shall inure to the benefit of the parties hereto and Holdings which shall be a third party beneficiary hereto.

          4. Entire Agreement. This Agreement and the Reorganization Agreement contain the entire agreement of the parties with respect to the transactions contemplated hereby.

          5. Modifications. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Company and Kittredge.

          6. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

          7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be an original and all of which shall constitute the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    THE YANKEE CANDLE COMPANY, INC.


                                    By:
                                       ------------------------------------
                                    Name:  Michael D. Parry
                                    Title: President and Chief Executive
                                           Officer


                                    MICHAEL J. KITTREDGE


                                    ---------------------------------------

                                                      Exhibit B to
                                                      Reorganization Agreement


                        YANKEE CANDLE HOLDINGS CORP.

                    PLAN OF DISSOLUTION AND LIQUIDATION

          As part of the Plan of Reorganization (as defined below) and following the adoption of this Plan of Dissolution and Liquidation (the "Plan") by (i) holders of a majority of the outstanding stock entitled to vote thereon and a majority of the Board of Directors of Yankee Candle Holdings Corp., a Delaware corporation (the "Company"), or (ii) unanimous consent of all stockholders entitled to vote thereon, and following the exchange (the "Exchange") of all of the Company's assets for shares of common stock, par value $.01 per share ("YCC Common Stock"), of The Yankee Candle Company, Inc., a Massachusetts corporation ("YCC"), pursuant to that certain Agreement and Plan of Reorganization dated as of July 2, 1999 (the "Plan of Reorganization"), by and between YCC and the Company:

          1. Dissolution. The appropriate officers of the Company will file a Certificate of Dissolution with the Secretary of State of the State of Delaware. The date of such filing shall be the effective date of dissolution of the Company (the "Effective Date").

          2. Cessation of Business. After the filing of the Certificate of Dissolution, the Company will not carry on any business except as may be necessary or incidental to the winding up of the Company's affairs.

          3. Payment of Debts; Options. The Company will, pursuant to the Delaware General Corporation Law ("DGCL"), (i) pay or make reasonable provision to pay or otherwise satisfy all claims and obligations, including any obligations pursuant to outstanding Company stock option agreements ("Stock Option Agreements"), and all other contingent, conditional, or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years of the date of dissolution. Such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient funds. If there are insufficient funds, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of funds legally available therefor. Any assets remaining following the establishment of such provisions shall be distributed to the holders of Class A Stock (as defined below). The Company will cause each Stock Option Agreement to be cancelled and in exchange therefor shall cause to be delivered to each optionholder a stock option agreement for options to purchase shares of YCC Common Stock having the same intrinsic value as the cancelled options.

          4. Liquidation of Assets; Cancellation of Shares. The sole assets of the Company will be shares of YCC Common Stock and options to purchase shares of YCC Common Stock which will have been received in exchange for the cancellation of outstanding options under the Stock Option Agreements. On the business day immediately preceding the day of the closing of the initial public offering of YCC Common Stock and after the Exchange, the YCC Common stock owned by the Company will be distributed to the holders of Class A Stock as follows: (i) each outstanding share of the Company's Class B Non-Voting Common Stock, par value $.01 per share ("Class B Stock"), will be converted into shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Stock"), at the exchange rate set forth in Article Fourth, Section A, Subsection 4(d) of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and (ii) immediately thereafter, each share of Class A Stock shall be exchanged for shares of YCC Common Stock, calculated in the manner set forth in Article Fourth, Section A, Subsection 3 of the Restated Certificate. Following the Exchange, the certificates representing Class A Stock and Class B Stock will be cancelled. No interest shall accrue at any time on any assets held for distribution. At the same time, YCC will deliver to each optionholder a stock option agreement for options to purchase shares of YCC Common Stock, which YCC options shall have the same intrinsic value as the cancelled Company options.

          5. Liability of Company Stockholders. After the dissolution of the Company, Company stockholders will retain liability for claims against the Company as provided in Section 282 of the DGCL.

          6. Power of Officers. The officers of the Company shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan, as well as the distribution of assets to stockholders of the Company.